TWELFTH AMENDMENT TO THE

DISTRIBUTION AGREEMENT

THIS TWELFTH AMENDMENT, effective as of August 27, 2019, to the Distribution Agreement dated as of March 25, 2010, as amended (the “Agreement”), is entered into by and between DOUBLELINE FUNDS TRUST, a Delaware statutory trust (the “Trust”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties desire to amend the Agreement to add DoubleLine Income Fund to Exhibit A, the funds list.

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Exhibit A of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit A attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Twelfth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

DOUBLELINE FUNDS TRUST		QUASAR DISTRIBUTORS, LLC

By:	/s/ Ronald R. Redell	By:	/s/ Teresa Cowan

Name: Ronald R. Redell		Name: Teresa Cowan

Title: President		Title: President

Amended Exhibit A

to the Distribution Agreement

Fund Names

Separate Series of DoubleLine Funds Trust

Name of Series
DoubleLine Total Return Bond Fund
DoubleLine Core Fixed Income Fund

DoubleLine Emerging Markets Fixed Income Fund

DoubleLine Low Duration Bond Fund

DoubleLine Floating Rate Fund

DoubleLine Multi-Asset Growth Fund

DoubleLine Shiller Enhanced CAPE Fund

DoubleLine Flexible Income Fund

DoubleLine Low Duration Emerging Markets Fixed Income Fund

DoubleLine Long Duration Total Return Bond Fund

DoubleLine Global Bond Fund

DoubleLine Infrastructure Income Fund

DoubleLine Ultra Short Bond Fund

DoubleLine Shiller Enhanced International CAPE Fund

DoubleLine Emerging Markets Local Currency Bond Fund

DoubleLine Income Fund

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